Exhibit 99.1

October 10, 2008

To our Investment Community,

The uncertainty in the capital markets has been unprecedented.  We issue this letter to clarify our liquidity position with you and describe the measures AEP has taken to bridge our cash needs until capital markets improve.

On October 8, 2008, AEP drew approximately $1.4 billion on its credit facilities.  This is in addition to the draw that we made in mid September for $600 million.  Accordingly, we have drawn a total of $2.0 billion of the $3.9 billion available from our credit facilities.  Our credit facilities are supported by 27 different banks, with no bank having more than 10% of the commitments.

AEP believes that this drawdown was a necessary measure during these uncertain times when access to the capital markets cannot be guaranteed.  We took this proactive step to increase our cash position, and protect us against any continuing disruptions in the short-term and long-term debt markets.

There is continuing general concern in the capital markets about the ability of creditworthy entities to access short-term debt (commercial paper) markets. Although we have been successful in accessing the commercial paper market earlier this month, recent rollover of commercial paper has been difficult.  In addition, the long-term capital market remains essentially closed.  When market conditions improve, AEP plans to access the market and put in place more permanent debt instruments.

The attached schedule indicates that AEP’s net available liquidity position is $2.715 billion.
In 2008, we have three remaining maturities due totaling approximately $117 million. Our 2009 and 2010 maturities amount to about $300 million and $1,570 million respectively, excluding securitized Texas bonds.

We will continue to exercise discipline in managing and rationalizing our capital expenditure program with prudent consideration of current capital market conditions.

As always, we are available to answer your questions.   I can be reached at 614-716-2800.  You can also contact any member of our Investor Relations team:  Bette Jo Rozsa at 614-716-2840 or bjrozsa@aep.com; Julie Sherwood at 614-716-2663 or jasherwood@aep.com; or Jana Croom at 614-716-3175 or jtcroom@aep.com.

Thank you for your investment and confidence in American Electric Power.

Sincerely,

Charles E. Zebula
Treasurer and SVP, Investor Relations

AEP Liquidity
as of October 8, 2008

Liquidity Summary	Actual
(unaudited)	10/8/08
($ in millions)	Amount	Maturity
Revolving Credit Facility	$ 1,500	Mar-11
Revolving Credit Facility	1,454	Apr-12
Revolving Credit Facility	627	Apr-11
Revolving Credit Facility	338	Apr-09
Total Credit Facilities	3,919

Plus
AEP, Inc. Cash and Investments	1,885

Less
Draw on Credit Facilities	(1,969)
Commercial Paper Outstanding	(681)
Letters of Credit Issued	(439)
Net Available Liquidity	$ 2,715

Accessing the credit lines provides AEP with added flexibility to bridge our cash needs over the next several months while maintaining a strong liquidity position